Exhibit 4.2

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BY MAGANLAL SUTARIA AND VIMLA SUTARIA IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, ACTING THROUGH ITS WELLS FARGO BUSINESS CREDIT OPERATING DIVISION, DATED NOVEMBER 7, 2007.

No. 1	$3,000,000
Date: November 7, 2007

INTERPHARM HOLDINGS INC.
AND
INTERPHARM, INC.
JUNIOR SUBORDINATED SECURED 12% NOTE DUE 2010

THIS NOTE is a duly authorized and issued promissory note of INTERPHARM HOLDINGS INC., a Delaware corporation (the “Company”), and INTERPHARM, INC., a New York corporation (“Interpharm” and together with the Company, the “Borrowers”) designated as their Junior Subordinated Secured 12% Notes due 2010, in the original aggregate principal amount of $3,000,000 (the “Note”).

FOR VALUE RECEIVED, the Borrowers, jointly and severally, promise to pay to the order of MAGANLAL AND VIMLA SUTARIA, as joint tenants with right of survivorship, or their registered assigns (the “Holder”), the principal sum of three million ($3,000,000) dollars, on the Maturity Date (as defined below), or such earlier date as the Notes are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. Notwithstanding anything to the contrary contained herein, this Note shall bear interest on the due and unpaid interest and outstanding principal amount hereof from and after the occurrence and during the continuance of an Event of Default at the rate (the “Default Rate”) equal to eighteen percent (18%).

Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 12 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 12.

1. Definitions. In addition to those terms defined above and elsewhere in this Note, for the purposes of this Note, the following terms shall have the meanings here set forth:

“Bankruptcy Event” means any of the following events: (a) any Borrower commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to such Borrower; (b) there is commenced against any Borrower any such case or proceeding that is not dismissed within 60 days after commencement; (c) any Borrower is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) any Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) any Borrower makes a general assignment for the benefit of creditors; (f) any Borrower fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) any Borrower calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) any Borrower, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Change of Control” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of any Borrower with or into any other corporation or other entity or person (whether or not such Borrower is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of such Borrower prior to such event cease to own fifty percent (50%) or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation: (x) any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or (y) any tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for twenty percent (20%) or more of the Company's Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act), other than the Sutaria Parties (as defined below), together with their affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of fifty percent (50%) of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, or (v) any Borrower enters into any agreement providing for an event set forth in (i), (ii), (iii) or (iv) above.

“Collateral Agent” means Sutaria Family Realty, LLC, a New York limited liability company, and its successors and assigns.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Maturity Date” means November 7, 2010.

“Original Issue Date” means the date of the first issuance of the Note, regardless of the number of transfers of the Note.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the date hereof, made by each of the Borrowers in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, and all other security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trusts or other grants or transfers for security executed by any Borrower creating (or purporting to create) a Lien upon property in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Credit Agreement” means the Credit and Security Agreement, dated as of February 9, 2006, by and between Interpharm, Inc. and Wells Fargo Bank, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement may be amended, restated, supplemented, refinanced, replaced, refunded or otherwise modified from time to time, whether by the same lender or any other lender or group of lenders.

“Subsidiary” means any Person in which the Company or Interpharm, directly or indirectly, owns capital stock or holds an equity or similar interest.

“Sutaria Parties” means P&K Holdings I, LLC, a New York limited liability company, Rajs Holdings I, LLC, a New York limited liability company, Rametra Holdings I, LLC, a New York limited liability company, Maganlal K. Sutaria, Vilma Sutaria, Perry Sutaria, Raj Sutaria and Mona Rametra.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then any day on which trading occurs on the NASDAQ Global Market (or any successor thereto), or (c) if trading ceases to occur on the NASDAQ Global Market (or any successor thereto), any Business Day.

“Trading Market” means the American Stock Exchange or any other Eligible Market, or any other national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means this Note, the Security Documents and any other agreement, document or instrument entered into or delivered, now or in the future, by any of the Borrowers in connection with this Note or any of the other Transaction Documents.

“Triggering Event” means any of the following events: (a) any of the Borrowers defaults in the timely performance of any other obligation under the Transaction Documents and such default continues uncured for a period of 10 calendar days after the date on which notice of such default is first given to such Borrower by the Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within such 10 days); or (b) the Company has not received an additional $5,000,000 investment by November 30, 2007.

2. Payment of Principal and Interest.

(a) Interest. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note at a rate equal to 12% per annum, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be December 31, 2007.

(b) Principal Payment at Maturity. The Company shall pay the outstanding principal balance of this Note to the Holder on the Maturity Date, together with any accrued and unpaid interest.

(c) Post-Maturity Interest. In the event the Company can not pay the outstanding principal of this Note due and owing to the Holder on the Maturity Date, the Company shall continue to pay interest to the Holder on the aggregate then outstanding principal amount of this Note pursuant to the terms of Section 2(a) herein until such time as the aggregate principal amount has been paid to the Holders.

(d) Cash or PIK Notes.

(i) Subject to the conditions and limitations set forth below, from the Original Issue Date to a date twelve (12) months therefrom, the Company may pay interest on this Note, at its option, (x) in cash or (y) by the Borrowers issuing an additional Note with a principal amount equal to the interest then due and payable (a “PIK Note”).

(ii) Subject to the conditions and limitations set forth below, from the date twelve (12) months from the Original Issue Date through the Maturity Date, unless the Holder otherwise consents, eight (8%) percent of the interest payment due shall be paid in cash, with the remaining four (4%) percent of the interest payment due paid in (x) PIK Notes and/or (y) in cash, at the Company’s option.

(e) Prepayment. Upon at least thirty (30) days prior written notice to the Holder (which notice shall indicate the date on which the prepayment will be made and the amount of such prepayment), the Borrowers shall have the right to prepay, in whole or in part, the Note, plus, in each case all accrued and unpaid interest (which for such purpose shall be payable in cash only), if any, thereon to the date of such prepayment, and plus, all other amounts, costs, expenses and liquidated damages due hereunder (the “Prepayment Price”).

3. Ranking and Covenants.

(a) Except pursuant to the Senior Credit Agreement and except additional indebtedness of $5,000,000 in initial principal amount to be funded by November 30, 2007 (the “Existing Indebtedness”) and all indebtedness of the Company, now or in the future, which by their terms rank senior to this Note, no indebtedness of any of the Borrowers is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Other than the Existing Indebtedness and any renewal, refinancing or replacement thereof that does not exceed the aggregate amount of the borrowing availability under the Senior Credit Agreement as it exists on the date hereof, the Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, that is senior in any respect to the Borrowers’ obligations under the Notes, and the Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, incur any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

4. Registration of Notes. The Borrowers shall register the Notes upon records to be maintained by the Borrowers for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Borrowers may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest or principal hereon, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers and Exchanges. The Borrowers shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Borrowers at their address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

6. Intentionally Omitted.

7. Intentionally Omitted.

8. Events of Default.

(a) “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), which remains uncured, to the extent curable, for a period of ten (10) days following receipt by the Borrowers of written notice from Perry Sutaria:

(i) any default in the payment of principal, interest or liquidated damages in respect of the Note, as and when the same becomes due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise);

(ii) any of the Borrowers or any Subsidiary defaults in any of its obligations under any other note or any mortgage, credit agreement (including the Senior Credit Agreement) or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of any Borrower or any Subsidiary and such default results in an acceleration of indebtedness in an amount exceeding $1,000,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(iii) a material breach by any Borrower of its covenants, representations or warranties hereunder, in any Transaction Document;

(iv) any material provision hereof or any Transaction Document shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than the Holder) in accordance with its terms, or any such party challenges the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or any Transaction Document has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for therein shall cease to be a valid and perfected security interest in any of the collateral purported to be subject thereto; or

(v) any Borrower revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions provisions of any guarantee, endorsement or other agreement of such party in favor of Collateral Agent or the Holder;

(vi) the occurrence of a Bankruptcy Event; and

(vii) the occurrence of a Triggering Event.

(b) At any time or times following the occurrence of an Event of Default, in addition to any other remedy available to the Holder hereunder or available under any applicable law, the Holder shall have the option to elect, by notice to the Borrowers (an “Event Notice”), to require the Borrowers to repurchase all or any portion of the outstanding principal amount of this Note, at a repurchase price equal to 115% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Borrowers shall pay the Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver this Note so repurchased to the Borrowers.

(c) Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 8(b) shall immediately become due and payable in full in cash, without any further action by the Holder.

(d) In connection with any Event of Default, the Holder need not provide and the Borrowers hereby waive any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto. The remedies under this Note or available under applicable law shall be cumulative.

9. Intentionally Omitted.

10. Intentionally Omitted.

11. Intentionally Omitted.

12. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to any of the Borrowers, at 75 Adams Avenue, Hauppauge, New York 11788, or (ii) if to the Holder, to the address or facsimile number appearing on the Company’s Holders records or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 12.

13. Miscellaneous.

(a) This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrowers shall not be permitted to assign this Note.

(b) Subject to Section 13(a), nothing in this Note shall be construed to give to any person or corporation other than the Borrowers and the Holder any legal or equitable right, remedy or cause under this Note.

(c) Governing Law; Venue; Waiver Of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE BORROWERS HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f) No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Borrowers and the Holder or, or, in the case of a waiver, by the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

INTERPHARM HOLDINGS INC.

By
Name:
Title:

INTERPHARM, INC.

By
Name:
Title: